Exhibit 99.1

Investor Relations

712.732.4117

Meta Financial Group, Inc. ® Reports 2010 Fiscal Year End and Fourth Quarter Results

Net income of $12.4 million driven by MPS growth, return to profitability by Retail Bank

STORM LAKE, IOWA — (December 13, 2010)

Highlights for the fiscal year and fourth quarter ended September 30, 2010

•    Meta Financial Group (MFG, the Company) fiscal 2010 earnings were $12.4 million versus a $1.5 million loss in 2009.  Fourth quarter net income was $2.5 million compared to a 2009 net loss of $0.7 million.

•    The Meta Payment Systems (MPS) segment reported:

•      Fiscal 2010 net income of $12.6 million compared to $4.1 million for 2009

•      2010 fourth quarter net income of $2.3 million compared to a net loss of $1.3 million in 2009

•    The Traditional Bank (Retail Bank) segment reported:

•      Fiscal 2010 net income of $0.6 million compared to a net loss of $4.5 million for 2009

•      2010 fourth quarter net income of $0.5 million compared to $0.9 million last year

•    Non-performing assets were limited to 0.94% of total assets, improved from 1.76% at September 30, 2009 and are well below industry averages of over 3.00%

•    MetaBank’s total risk-based capital ratio rose to 18.8% and remains well above the 10.0% requirement for a “well-capitalized” bank. Its Tier 1 core capital ratio was 7.3% compared to the 5.0% well-capitalized standard

• MPS’s September 2010 average deposits increased $148.4 million, or 30%, compared to September 2009

•    General and administrative expenses were lower by $1.8 million or 12.0% from the prior year due to the effect of restructuring and continuing emphasis on cost control

Meta Financial Group (Nasdaq: CASH - NEWS) reported net income for the fiscal year ended September 30, 2010 of $12.4 million or $4.11 per diluted share compared to a net loss of $1.5 million or 56 cents per diluted share for the prior year period.  This earnings level was more than three times greater than the previous high reported over the seventeen years since the Company converted from mutual to stock ownership.  The improvement in fiscal 2010 from the prior year resulted largely from higher MPS gross profit (net revenues less direct expense) of $15.0 million, lower Retail Bank loan loss provision expense of $6.1 million, an increase in gain on sale of securities available for sale of $1.4 million, and lower general and administrative expenses of $0.8 million partially offset by an earnings driven increase in income tax expense of $8.0 million.

The 2010 fourth quarter delivered net income of $2.5 million or 74 cents per diluted share compared to a loss of $0.7 million or 28 cents per diluted share reported for the 2009 quarter.  2010 fourth quarter positive quarterly earnings results were primarily driven by a $3.9 million increase in MPS gross profit, lower general and administrative expenses of $1.8 million, and a decrease in loss on real estate owned of $0.8 million.  Partially offsetting these improvements were an increase of $1.0 million for the provision for loan loss, an increase of $1.7 million in income tax expense due to higher earnings and $0.5 million in higher gains on investment sales over 2009.

President and Chief Executive Officer J. Tyler Haahr commented, “Our fourth quarter results sustained a trend of year-over-year improvements that encompassed the previous five quarters.  Our core business lines continued to grow and our strategy of deploying large sums of low- and no-cost deposits into low-risk securities and loans once again proved sound. While the October 6th directive from the Office of Thrift Supervision (OTS) regarding our MPS segment was disappointing, we immediately began to take actions to address its concerns by further building on a number of important program enhancements that were being developed over the course of the year. As a result of the directive, we believe that MPS gross profit will contract during fiscal 2011 because of the discontinuation of iAdvance and the tax-related programs, but on the other hand, we’re encouraged by the increasing core profitability within our Retail Bank segment and expect that it will continue,” Haahr concluded.

Summary Financial Data *

	Three Months Ended			Year Ended
	9/30/10	6/30/10	9/30/09	9/30/10	9/30/09
Net Interest Income — millions	$8.1	$8.7	$7.1	$33.1	$27.8
Non Interest Income — millions	19.0	18.8	13.9	97.4	80.0

Net Income (Loss) — millions	2.5	3.5	(0.7)	12.4	(1.5)
Diluted earnings (loss) per share	0.74	1.11	(0.28)	4.11	(0.56)

Net interest margin	3.28%	3.45%	3.52%	3.43%	3.50%
Non-performing assets - % of total assets	0.94%	0.74%	1.76%	0.94%	1.76%

MPS active cards — millions	20.7	20.1	16.4
MPS transaction volume — billions	$4.7	$4.6	$3.0	$18.5	$11.9

* See a more detailed Financial Highlights table at the end of this document.

Financial Summary

Revenue

Total revenue (interest income plus non-interest income) for the 2010 fourth quarter reached $28.5 million compared to $22.9 million for the same quarter last year.  The growth in this quarter was primarily driven by increased MPS fee revenue of $4.6 million.  Interest income increased by $0.5 million, or 6%, primarily resulting from an increase in average interest earning assets of $184.3 million which was partially offset by a decrease in asset yields of 63 basis points.

Total revenue for fiscal 2010 was $136.5 million compared to $116.7 million in 2009, an increase of $19.8 million or 17%. Interest income increased by $2.4 million, or 6%, and non-interest income increased by $17.5 million, or 22%.

Net Interest Income

Net interest income for the 2010 fourth quarter was $8.1 million, up $1.0 million, or 15%, from the same quarter last year. Net interest margin decreased to 3.28% for the 2010 fourth quarter compared to 3.52% for the 2009 fourth quarter. Overall, asset yields declined by 63 basis points due to a lower interest rate environment and a shift in the asset mix to more government guaranteed mortgage-backed securities (MBS) and the lower average yields in the mortgage-backed securities portfolio. MBS comprise 49% of average interest earning assets compared to 39% one year ago.

Net interest income for the fiscal year ended September 30, 2010 was $33.1 million, up $5.3 million, or 19%, from 2009. Contributing to this increase was a 21% increase in the average balance of earning assets, a 90 basis point decrease in rates paid on interest-bearing liabilities, and a $7.4 million reduction in the average balances of interest-bearing liabilities.  These items were partially offset by an overall asset yield decrease of 57 basis points, in large part due to both the lower rate environment, a shift in the asset mix to more government guaranteed mortgage-backed securities, lower average yields in the mortgage-backed securities portfolio and faster amortization of premiums resulting from increased prepayments in the Company’s mortgage-backed securities portfolio versus the prior year.

Overall, cost of funds for all deposits and amounts borrowed decreased to 0.59% during the 2010 fourth quarter from 0.96% during the 2009 fourth quarter.  As of September 30, 2010, low- and no-cost checking deposits represented 83% of total deposits compared to 76% one year earlier.  The increase was driven by growth of $233.2 million, or 55%, in MPS deposits as of the end of the quarter as compared to one year earlier.

The Company’s average earning assets for the 2010 fourth quarter grew by $184.4 million, or 23%, to $981.1 million from $796.7 million during the same quarter last year.  This is primarily a reflection of the increase in the Company’s securities portfolio as the Company’s average loan portfolio decreased by $30.0 million.

The Company’s average total deposits and interest-bearing liabilities for the 2010 fourth quarter increased $146.7 million, or 18%, to $948.4 million from $801.7 million for the same quarter last year. This increase resulted mainly from an increase in MPS non-interest bearing deposits.

Non-Interest Income

2010 fourth quarter non-interest income of $19.0 million increased $5.1 million, or 36%, over the same quarter for 2009.  MPS fee income grew by $4.6 million or 33% primarily due to growth in credit programs.

Non-interest income for fiscal 2010 increased $17.5 million, or 22%, over the same period in the prior year.  The MPS segment accounts for $15.8 million of the comparable period growth and relates to the strength of prepaid card sponsorship, credit and tax programs.

Non-Interest Expense

Non-interest expense increased $0.2 million, or 1%, to $22.1 million for the 2010 fourth quarter as compared to the same period in fiscal 2009.  The bulk of the increase occurred in variable card processing expense and was partially offset by lower personnel-related expense at MPS.

Card Processing expense for the 2010 fourth quarter was $8.3 million, or 32% higher than the same period in 2009, primarily due to volume-related variable costs for prepaid and credit programs.

Compensation expense was $7.5 million for the 2010 fourth quarter, down $1.2 million, or 14%, from the same period in 2009.  Most of the decrease relates to the elimination of 47 positions in the MPS division in January 2010.  The Company is realizing approximately $5.0 million annually in reduced compensation and other costs due to this action.  In addition, Retail Bank staffing also has declined by 11 positions, or 9%, since June 2009.  The Company’s efficiency ratio (total non-interest expense divided by the sum of net interest income before provision for loan losses and total non-interest income) improved to 81.6% during the quarter from 104.3% in the same quarter last year.

Fiscal 2010 non-interest expense increased by $3.8 million, or 4%, to $94.9 million.  Card processing expenses increased by $4.7 million, or 14%, to $38.2 million, and marketing costs increased by $0.3 million, or 16%, to $2.1 million.  These higher costs were somewhat mitigated by reductions in compensation and benefits, data processing and legal and consulting expenditures.

Credit Quality

Retail Bank credit quality, asset quality ratios and its coverage ratio improved at September 30, 2010 compared to September 30, 2009. Non-performing loans at September 30, 2010 were $8.3 million representing 2.2% of total loans compared to $12.6 million, or 3.2% of total loans at September 30, 2009. Non-performing loans peaked at $17.2 million, or 4.2% of total loans at June 30, 2009.

Non-performing assets at September 30, 2010 were $9.7 million representing 0.94% of total assets compared to $14.7 million, or 1.76% at September 30, 2009 and down from a peak of 2.4% at June 30, 2009. There were no non-performing loans or other assets within the MPS segment at September 30, 2010.

Loans

Total loans, net of allowance for loan losses, decreased $25.6 million, or 6.5%, to $366.0 million at September 30, 2010 as compared to one year earlier.  Commercial operating, commercial real estate and multi-family, and one- to four-family residential real estate loans decreased $7.2 million, $27.9 million, and $7.8 million, respectively, due to lower demand in the Company’s markets and a reduction in purchased loans.  These decreases were primarily offset by an increase of $14.8 million in MPS-related consumer loans and $4.6 million in agricultural operating loans.

In addition, the allowance for loan losses decreased $1.8 million at September 30, 2010 as compared to one year earlier. The decrease primarily relates to the improvement in asset quality at the Retail Bank referenced in the previous paragraph and the charge off of previously-reserved non-performing loans.

Deposits and Other Liabilities

The Company continues to expand its low-and no-cost deposit portfolio as a result of growth in core programs at MPS.  Total average MPS-generated deposits were up $148.4 million, or 30%, for September 2010, as compared to September 2009.  This increase results mostly from growth in prepaid card programs.  Retail bank average checking balances were up $14.3 million, or 39%, in September 2010, as compared to one year ago.  The Company decreased its advances and other borrowings by $75.6 million during the fiscal year ended September 30, 2010.

Business Segment Performance

Meta Payment Systems

For the 2010 fourth quarter, MPS recorded net income of $2.3 million, or 72 cents per diluted share, as compared to a net loss of $1.3 million, or 50 cents per diluted share for the same period last year.

MPS 2010 fourth quarter revenue grew by 38.6%, from $15.1 million in fiscal 2009 to $20.9 million in 2010.  The average transfer pricing yield received for its deposits was 1.15% in 2009 and 1.44% in the 2010 period.  Non-interest income for the quarter increased from $13.6 million in fiscal 2009 to $18.3 million, or 35%, in 2010.

Loan loss provision expense increased by $0.3 million over the prior year quarter in line with growth in credit related programs.

2010 fourth quarter non-interest expenses decreased by $0.1 million, or 0.3%, due primarily to a reduction in compensation and benefits expense of $1.4 million and lower overall general costs of $0.7 million, offset in part by a volume-related increase in direct program support costs of $2.0 million over the previous year fourth quarter.

Traditional Banking

The Traditional Banking segment recorded net income of $0.5 million, or 16 cents per diluted share, for the fourth quarter of fiscal year 2010, compared to $0.9 million, or 33 cents per diluted share for the same quarter last year.

2010 fourth quarter results were impacted by an increase in provision for loan losses of $0.7 million from the 2009 fourth quarter which had a negative provision of $0.1 million and an increase in non-interest expense of $0.1 million which were partially offset by an increase in non-interest income of $0.3 million.

MetaBank continues to meet and exceed all federal regulatory requirements to continue to be classified as a well-capitalized institution under applicable regulations.  MetaBank’s Tier 1 core capital to adjusted total assets ratio is 7.3% compared to a well-capitalized requirement of 5.0% and its total capital to risk-weighted assets ratio of 18.8% is well above the required 10.0% level to achieve well-capitalized status.  In addition, MetaBank’s Tier 1 core capital to risk-weighted assets ratio is 17.6% compared to a well-capitalized status requirement of 6.0%.

OTS Supervisory Directives and Related Matters

As disclosed in the Company’s Form 8-K filings on October 12 and October 18, 2010, the OTS issued two Supervisory Directives that, along with subsequent communications and meetings, require the Bank to obtain approval for the MPS division to enter into certain agreements or offer certain tax-related products.  In addition, the Directives also required the MPS division to discontinue the iAdvance lending program.  The October 12 Form 8-K indicated that the discontinuance of both programs would eliminate a substantial portion of MPS’s gross profit and further, that the discontinuance of the iAdvance program may result in elevated rates of nonpayment on outstanding loans.

iAdvance and all tax-related programs produced in aggregate approximately 29% of the MPS division’s gross profit during fiscal 2010. Further, elevated losses caused by the sudden discontinuation of the iAdvance resulted in an immaterial amount of related loan loss provision expense of approximately $50,000 or less, for the the three months ending December 31, 2010.

Fraudulent Wire Transfers

On December 9, 2010, the Bank discovered that two wire transfers in the amount of approximately $1.1 million had been fraudulently authorized several days before through identify theft.  The Bank is actively investigating the fraud, and is cooperating with law enforcement officials in this respect.  Due to the very recent nature of these events, the Bank has not yet made a determination on liability, and depending on the results of its investigation, will consider submitting a claim for reimbursement with its insurer.

This press release and other important information about the Company are available at http://www.metafinancialgroup.com.

Corporate Profile: Meta Financial Group, Inc. ®, (“Meta Financial” or the “Company”) is the holding company for its wholly-owned subsidiary MetaBankTM (the “Bank”). MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa Market, Brookings Market, Central Iowa Market, Sioux Empire Market; and the Meta Payment Systems® prepaid card division.  Twelve retail banking offices and one administrative office support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company and the Bank, may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control.  Such statements address, among others, the following subjects:  future operating results; customer retention; loan and other product demand; important components of the Company’s balance sheet and income statements; growth and expansion; new products and services, such as those offered by MPS or MetaBank; credit quality and adequacy of reserves; technology; and our employees.  The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board, as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services offered by the Company as well as risks (including reputational and litigation) attendant thereto and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third-party vendors; the scope of restrictions and compliance requirements and penalties of enforcement actions related to the OTS supervisory directives in August and October 2010 or any others which may be initiated; the impact of changes in financial services’ laws and regulations; technological changes, including but not limited to the protection of electronic files or databases; acquisitions; litigation risk in general, including but not limited to those risks involving the MPS division; the growth of the Company’s business as well as expenses related thereto; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.

The foregoing list of factors is not exclusive.  Additional discussions of factors affecting the Company’s business and prospects are contained in the Company’s periodic filings with the SEC.  The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries.

Financial Highlights

Consolidated Statements of Financial Condition

(Dollars In Thousands)	September 30, 2010	September 30, 2009
Assets
Cash and cash equivalents	$87,503	$6,177
Investments and mortgage-backed securities	506,852	364,838
Loans receivable, net	366,045	391,609
Other assets	69,366	72,153
Total assets	$1,029,766	$834,777

Liabilities
Deposits	$897,454	$653,747
Other borrowings	41,214	116,796
Other liabilities	19,054	16,889
Total liabilities	957,722	787,432

Shareholders’ equity	72,044	47,345
Total liabilities and shareholders’ equity	$1,029,766	$834,777

Consolidated Statements of Income

	For the 3 Months		For the Year
	Ended September 30:		Ended September 30:
(Dollars In Thousands, Except Share and Per Share Data)	2010	2009	2010	2009

Interest income	$9,522	$9,001	$39,083	$36,726
Interest expense	1,410	1,931	5,993	8,907
Net interest income	8,112	7,070	33,090	27,819
Provision for loan losses	1,013	37	15,791	18,713

Net interest income after provision for loan losses	7,099	7,033	17,299	9,106
Non-interest income	18,977	13,947	97,444	79,969
Non-interest expense	22,102	21,924	94,930	91,081

Income (loss) before income tax expense (benefit)	3,974	(944)	19,813	(2,006)
Income tax expense (benefit)	1,485	(215)	7,420	(543)
Net income (loss)	2,489	(729)	12,393	(1,463)

Earnings (loss) per common share
Basic	$0.79	$(0.28)	$4.23	$(0.56)
Diluted	$0.74	$(0.28)	$4.11	$(0.56)

Selected Financial Information

	2010	2009
For the Year Ended September 30,
Return on average assets	1.22%	-0.20%
Return on average equity	20.59%	-3.13%
Average shares outstanding for diluted earnings per share	2,933,068	2,601,077

	September 30, 2010	September 30, 2009
At Period Ended:
Equity to total assets	7.00%	5.67%
Book value per common share outstanding	$23.15	$17.97
Tangible book value per common share outstanding	$22.30	$17.13
Common shares outstanding	3,111,413	2,634,215
Non-performing assets to total assets-continuing operations	0.94%	1.76%

Meta Financial Group, Inc. ® \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588